                                                                  Exhibit 10.7


                    SAFETY-KLEEN MANAGEMENT INCENTIVE PLAN
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                               February 2, 1996



The Directors of Safety-Kleen Corp. have heretofore decided to compensate their officers and key management personnel under a compensation plan that will include base salary plus incentive bonus. The purpose of the incentive plan is to supplement by incentive bonuses the remuneration for officers and key management personnel which is competitive externally, equitable internally, and properly rewarding for performance in the responsibility assigned. On the recommendation of the Compensation Committee, the following Management Incentive Plan is hereby established for officers and key management personnel of the Company.

I. Calculation of Management Incentive Fund
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     Each year the Board of Directors will review the Profit Plan ("Plan") for the year and create an incentive fund, consisting of both a formula and discretionary fund, based on performance relative to the Plan as follows:


     A. Determination of Qualifying Net Earnings Level for Generation of Incentive Fund

         In order to qualify for the minimum percentage of earnings allocable to the formula portion of the incentive fund, Safety-Kleen must attain Consolidated Net Earnings equal to 80% of Plan Consolidated Net Earnings.

     B.  Determination of Net Earnings Level Required for Maximum Incentive Fund

         In order to qualify for the maximum percentage of earnings allocable to the formula portion of the Incentive Fund in a given year, Safety-Kleen must attain Consolidated Net Earnings equal to 120% of Plan Consolidated Net Earnings.

     C.  Determination of Formula Incentive Fund Factor

         At the minimum Net Earnings level (I.A.), a formula incentive fund consisting of 1% of consolidated pretax earnings will be created. This factor will rise on a graduated basis to a maximum of 5.0% of Consolidated Pretax Earnings when the maximum level (I.B.) is attained (see Table 1). The formula fund factor calculation for each ensuing fiscal year will be reviewed by the Compensation Committee of the Board prior to the development of that year's incentive plan.

     D.  Calculation of the Discretionary Element of the Plan

         In addition to the fund created by the above calculations, an additional fund consisting of an amount not exceeding 50% of the formula amount will be available for discretionary incentive allocations. The allocation of corporate pretax earnings available for incentive purposes, therefore, will be limited to a maximum of 7.5% of pretax earnings.

II.  Allocation of Funds
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     A.  Determination of Plan Participants

         Determination of who will participate in the Plan will be developed each year by the Chief Executive Officer (President) and the Chairman of the Board (Chairman) in consultation with other corporate officers. Such eligibility will be in accordance with job responsibility and salary grade. The list of job classifications to be included in the Plan will be submitted at the beginning of each calendar year for review by the Compensation Committee.

     B.  Determination of Individual Fund Shares

         The percentage share of the formula incentive fund for each officer participant will be recommended by the President and the Chairman and submitted to the Compensation Committee for its approval at the beginning of each calendar year. Non-officer participant percent shares will be developed by the President and the Chairman in consultation with other officers.

     C.  Payment of Annual Incentive

         The calculation of the formula incentive fund will be based on final audited year-end financial statements, utilizing the method described previously. The individual share calculations for each officer for the formula incentive resulting from the above calculation, together with the recommended discretionary share, which can range from 0 to 50% of the formula amount, shall be submitted to the Compensation Committee for its final approval during the first quarter of the year following the fiscal year involved.

         The President and the Chairman will recommend the discretionary amount for each officer based on his analysis of each individual's performance during the year. A non-officer participant's discretionary share will be recommended by the participant's immediate supervisor for approval by the President and the Chairman.

III. Incentive Plan Participation and Communications
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     The President and the Chairman shall notify the Compensation Committee of the Board regarding officers and the key management positions that will be included in the Plan for the current year. Such a list should be determined as early as possible in any fiscal year and no later than the end of the first quarter of each fiscal year. Early identification of participants is desirable to provide maximum opportunity for communicating throughout the year regarding company performance and each individual participant's related bonus opportunity, thereby maximizing the effectiveness of the Incentive Plan.

IV.  General Provisions
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     A.  Plan Eligibility

         To be eligible to participate under the plan, an officer or employee must be actively employed with the company on the last working day of the year for which the year's compensation is payable; provided, that in the event a participant's employment is terminated prior to year-end by reason of death occurring after June 1, his share of the formula incentive fund will be adjusted on the basis of his full-year share, prorated for the period of his actual employment.

     B.  Less Than Full-Year's Employment

         In the event a participant's employment commences after January 1, adjustment of his share of the formula incentive fund will be on the basis of his full-year share, prorated for the period of the participant's actual employment.

     C.  Definition of Consolidated Pretax Earnings

         For purposes of determining the dollar amount to be set aside for the formula portion of the fund as above provided, consolidated pretax earnings shall consist of the reported earnings before income tax, and before deducting the amount calculated for both the formula and the discretionary portions of the incentive fund, as reflected in the audited statements of that year, subject to the following limitations: profits or losses on the sale or other distribution of fixed or capital assets not in the ordinary course of business shall be excluded in the determination of profits. The Board of Directors may elect to exclude other income or expense items deemed not in the ordinary course of business.

     D.  Definition of Consolidated Net Earnings

         Consolidated Net Earnings shall be calculated on the basis of Consolidated Pretax Earnings as defined in IV.C., less the expense provision for both the formula and discretionary portions of the incentive fund, and less the applicable income tax provision.

V.   Final Responsibility for Plan Administration
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     Notwithstanding the foregoing provisions, all matters pertaining to the administration of this Incentive Compensation Plan, including but not limited to the determination of the Fund amount, selection of participants, amounts of awards to be paid to individual participants, and other policy matters, shall be within the sole discretion of the Board of Directors.

     This plan may be revoked, amended or revised by the Board of Directors of the Company but no revocation, amendment or revision shall affect a participant's granted percentage share of the Fund.



b/inctpl96
February 9, 1996